Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to February 2020 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on April, 20, 2020. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TO YOUR HONOR JUDGE OF THE 7th BUSINESS DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case No 0203711-65.2016.8.19.0001

Court-supervised Reorganization of Oi S.A and others

The TRUSTEE (Arnoldo Wald Law Firm), appointed in the Court-Supervised Reorganization procedure of Oi S.A. and others, respectfully requests the attached Monthly Activity Report ("RMA") for the month of February 2020 to be entered into the docket.

Pres. Ave. Juscelino Kubitschek, 510, 8º andar | CEP 04543-906 | São Paulo, SP tel: +55 11 3074 6000	Avenida Almirante Barroso, nº 52 24º andar | CEP 20031-000 | Rio de Janeiro, RJ tel: +55 21 2272 9300	SCN, Quadra 09, Lote C - Torre C, Sala 504 - Asa Sul Edifício Parque Cidade Corporate | CEP 70308-200 Brasília, DF | tel: +55 61 3410 4700
contato@wald.com.br

Rio de Janeiro, April20th, 2020.

Trustee

Arnoldo Wald Law Office

Pres. Ave. Juscelino Kubitschek, 510, 8º andar | CEP 04543-906 | São Paulo, SP tel: +55 11 3074 6000	Avenida Almirante Barroso, nº 52 24º andar | CEP 20031-000 | Rio de Janeiro, RJ tel: +55 21 2272 9300	SCN, Quadra 09, Lote C - Torre C, Sala 504 - Asa Sul Edifício Parque Cidade Corporate | CEP 70308-200 Brasília, DF | tel: +55 61 3410 4700
contato@wald.com.br

MONTHLY ACTIVITIES REPORT

RMA

COURT-SUPERVISED REORGANIZATION

Oi

February, 2020

EXECUTIVE REPORT

INTRODUCTION

To Your Honor, Judge of the 7th Business District Court of the Capital of the State of Rio de Janeiro

The Trustee, Escritório de Advocacia Arnold Wald ("Wald" or "AJ"), appointed in the records of the Court Supervised Reorganization of the Oi Group (case number 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by AJ to assist in the preparation of the Monthly Activity Report ("RMA"), come, respectfully, to your presence, in accordance with the decision of pages 91,223 / 91,224, present the RMA for the month of February 2020.

As you know, Court Supervised Reorganization involves the following companies:

- Oi S.A. - in Court Supervised Reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. - in Court Supervised Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - in Court Supervised Reorganization ("Oi Móvel");
- Copart4Participações S.A. - in Court Supervised Reorganization ("Copart4")*;
- Copart5Participações S.A. - in Court Supervised Reorganization ("Copart5")*;
- Portugal Telecom International Finance B.V. - in Court Supervised Reorganization ("PTIF"); and
- Oi Brasil Holdings CoöperatiefU.A. - in Court Supervised Reorganization ("Oi Coop").

This report, which includes financial information based mainly on elements provided by Companies under Reorganization up to April 15, 2020, contains data referring to the month of February 2020, and must be analyzed together with the preliminary activity report, as well as the other RMA's previously presented.

The RMA will have a chapter specifically focused on the consolidated financial information of the Companies under Reorganization, which in this Report will cover the Managerial Cash Flow Statement for those months, presented in the tables in comparison with the immediately preceding month, in addition to the information relating to the Balance Sheet and Income Statement of the Companies under Reorganization, the analysis is based on the quarterly comparison between the fourth quarter of 2019 and the third quarter of 2019. The report will highlight the main variations that have occurred in the period in question, presenting the clarifications provided by the Management of the Companies under Reorganization.

* Copart4Participações S.A. was acquired by Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1, of the PRJ ;
Copart5Participações S.A. was acquired by Oi S.A. in March 2019, as established in clause 7, annex 7.1 of the PRJ.

This report, prepared through analytical procedures and discussions with the Company's Management, aims to provide the Judge and the interested parties with information on the financial situation of Companies under Reorganization and the relevant operations carried out by them, as well as a summary of the activities carried out by the Trustee until the end of this report.

The information presented below is mainly based on data and elements submitted by the Companies under Reorganization. The individual financial statements of all Companies under Reorganization as well as the consolidated financial statements of the Oi Group (which include but are not limited to the Companies under Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the Securities and Exchange Commission - CVM of the Oi Group's Consolidated Quarterly Financial Information ("ITRs"). Regarding the individual financial information of each Company under Reorganization, prepared in monthly periods other than those that compose the ITRs delivered to CVM, these are not submitted to independent audit review, either by the auditors hired by the Oi Group or by the Trustee.

The Trustee, honored with the assignment, is available for further clarification on the information contained in this report or other additional information.

Sincerely,

WALD
ANTUNES VITA LONGO BLATTNER

Arnoldo Wald Son
awf@wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Members

Tel: +55 (11) 3074-6000

RC CONSULTORES

Marcel Augusto Caparoz
Economist in Chief
marcel@rcconsultores.com.br

Tel: +55 (11) 3053-0003

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 1 - Companies under Reorganization' Corporate Organization Chart


Oi
Ois.A. (Holding)
under court-supervised reorganization
100%
Telemar North East S.A. (STFC concession) under court-supervised reorganization
100%
Portugal Telecom Intern. FinanceB.V. (Financial vehicle) under court-supervised reorganization
100%
Oi Brazil Holdings CoöperatiefU.A. (Financial vehicle) under court-supervised reorganization
99,875%
Oi Serviços Financeiros S.A. (current name Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Gestão de Créditos e Participações S.A.
100%
Carrigans Finance S. a RL
100%
PT Participações SGPS S.A.
99,8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A. (SMP and SeAC authorization) under court-supervised reorganization
6 other companies (see appendixes)
11 other companies (see appendixes)
Caption
COMPANIES OF THE GROUP UNDER REORGANIZATION

Source: Information made available by the Management

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 2 - Corporate Organization Chart of the Companies under court-supervised reorganization


Telemar North East S.A. (STFC concession) under court-supervised reorganization
100%
Oi Móvel S.A. under court-supervised reorganization
50%
Companhia AIX de Participações
81,61%
SEREDE Serviços de Rede S.A.
99,99%
Dommo Empreendimentos Imobiliários Ltda.
99,99%
BrT Card Serviços Financeiros Ltda.
10%
PharolSGPS S.A.
99%
Drammen RJ Empreendimentos Imobiliários S.A.
100%
Brasil Telecom Call Center S.A.
19,04%
Oispamar Satélite S.A.
99%
Cozani RJ Empreendimentos Imobiliários S.A.
50%
CompanOia ACT de Participações
99%
Caliteia RJ Empreendimentos Imobiliários S.A.
Caption
GROUP
COMPANIES UNDER COURT-SUPERVISED REORGANIZATION

Source: Information made available by the Management

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 3 - Corporate Organization Chart of the Companies under court-supervised reorganization


Oi Móvel S.A.
under court-supervised reorganization
100%
Pointer Network S.A.
4 other companies
100%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Brazil Telecom Multimedia Communication Ltda.
99,99%
Paggo Acquirer Means of Payment Management Ltd.
99,99%
Paggo Administratora Ltda.
50%
Paggo Solutions and Means of Payment S.A.
Caption
GROUP
COMPANIES UNDER COURT-SUPERVISED REORGANIZATION

Source: Information made available by the Management

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies under Reorganization

COMPANIES UNDER COURT-SUPERVISED REORGANIZATION

Figure 4 - Companies under court-supervised reorganization

Oi S.A.
Main provider of Landline Telephony services in Region II and national and international long-distance services. It also owns stakes in other Group companies, being the main "Holding" of the Oi Group.

Oi Coop
Non-operational entity. Vehicle for raising finance/resources on the international market


Oi S.A.
Oi Brasil Holdings Coöperatief U.A.
COMPANIES OF THE GROUP UNDER COURT-SUPERVISED REORGANIZATION
Oi Móvel S.A.
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
Copart 4 e Copart 5 Participações S.A.

Oi Móvel
Provider of mobile phone services in Regions I, II and III and DTH TV services.

Telemar Norte Leste
Main provider of landline telephony services in Region I and national and international long-distance calls.

PTIF
Non-operational entity. Vehicle for raising finance/resources on the international market

Copart 4 and 5
Two legal entities used for the management and administration of the real estate property and the main properties leased to the Oi Group

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

Below, we present some of the relevant facts and announcements to the market released by the Oi Group that have a direct relationship with Companies under Reorganization:

Relevant Facts and Announcements to the Market in the month of **FEBRUARY/20**

February 4th - Oi Móvel Debentures Subscription/Payment in Full Conclusion

Oi S.A. - Under Court-Supervised Reorganization ("Oi" or "Company"), in compliance with CVM Instruction 358/02 and in addition to the Material Fact disclosed on December 23, 2019, hereby informs its shareholders and the market in general of the conclusion of the subscription and payment of the 1st issuance of simple debentures, not convertible into shares, of the kind with in rem guarantee, with additional fiduciary guarantee, in a single series, for private placement, of its subsidiary Oi Móvel S.A. - Under Court-Supervised Reorganization, in the amount of BRL 2.5 billion, pursuant to Clause 5.3 of the Court-Supervised Reorganization Plan.

The notice can be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?tipo=43700d=0dioma=0onta=28dsecao=0es=0no=2020

February 5th - Selection of Financial Advisor

Oi S.A. - In Court-Supervised Reorganization ("Oi" or "Company"), informs its shareholders and the market in general that its management has hired Lazard as its financial advisor, to prospect and structure operations involving alternatives that ensure its investment plan and the acceleration of the expansion of its fiber projects.

Lazard and Bank of America Merrill Lynch, which also continues to support Oi in the divestment processes of disposal of certain non-core assets, as already widely disclosed to the market, will act in a coordinated manner in the evaluation of strategic alternatives involving fiber and other Oi assets, with the purpose of maximizing value creation and expanding the sources of financing for the execution of the Company's investment plan and fiber expansion.

This initiative, together with others that have been disclosed to the market, is aligned with the objective of deepening Oi's strategic, operational and financial transformation, based on a long-term vision, covering technological, market and innovation trends and allowing adequate support for the implementation of its strategic plan already disclosed to the market, in a more efficient manner, with a view to strengthening and repositioning the Company.

The notice can be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?tipo=43700d=0dioma=0onta=28dsecao=0es=0no=2020

MATERIAL FACTS & COMMUNICATIONS TO THE MARKET

Relevant Facts and Announcements to the Market in the month of **FEBRUARY/20**

February 10th - Suspension of Special Follow-up by Anatel

Oi S.A. - In Court-Supervised Reorganization ("Oi" or "Company"), in compliance with the provisions of CVM Instruction 358/02 and in addition to the Announcement to the Market dated May 8, 2019, informed its shareholders and the market in general that it was aware of the decision pronounced on that date by the Board of Directors of the National Telecommunications Agency - Anatel, which suspended the special follow-up performed until that date based on Judgment No. 226, of May 3, 2019 ("Judgment"), considering that the short-term liquidity risk of the Company and its subsidiaries ("Oi Companies") had been cured.

Thus, the precautionary obligations previously imputed to the Oi Companies and listed in the referred Judgement were revoked, and the Oi Companies were once again subject to the traditional follow-up regime imposed by Anatel to the other telecommunication service concessionaires.

The notice can be accessed at:

https://www.oi.com.br/ri/conteudo_pt.asp?tipo=43700d=0dioma=0onta=28dsecao=0es=0no=2020

February 13th - Sale of Property

Oi S.A. - In Court-Supervised Reorganization ("Oi" or "Company"), in addition to the Announcement to the Market dated January 30, 2020, informed its shareholders and the market in general that the sale of the property located at Rua General Polidoro nº 99, Botafogo, in the city of Rio de Janeiro, for the amount of BRL 120.5 million, was concluded on February 21, with the transfer of the said property to the buyer and the financial settlement of the transaction.

The notice can be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?tipo=43700d=0dioma=0onta=28dsecao=0es=0no=2020

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

Relevant Facts and Announcements to the Market in the month of **FEBRUARY/20**

February 28th - New General Meeting of Creditors

Oi S.A. - Under Court-Supervised Reorganization ("Oi" or "Company"), in compliance with article 157, § 4 o Act No. 6,404/76 and with the provisions in CVM Instruction No. 358/02, and in addition to the Material Fact dated December 6, 2019, which set forth the facts that required the maintenance of Court-Supervised Reorganization in order for the Company to continue with its investment and uplifting plan, the Company informed its shareholders and the market in general that on February 27, 2020, together with its subsidiaries under Court-Supervised Reorganization (together, "Oi Companies"), it filed a petition before the Court of the 7th Business Court of Rio de Janeiro, stating its interest in taking to the creditors' resolution, in a new General Meeting of Creditors ("AGC"), an amendment to the approved Court-Supervised Reorganization Plan ("RJ Plan"), aiming to achieve greater operational and financial flexibility to continue its investment project and the fulfillment of its strategic transformation plan ("Strategic Plan"), both of which have already been widely disclosed to the market.

The Company's strategy is to reorganize its operations in order to make its corporate structure more efficient and create strategic options for capitalization and strengthening of Oi, in line with its Strategic Plan, which is being implemented with transparency.

Oi reiterates its commitment in the execution of its Strategic Plan focused on fiber optics massification in Brazil and on businesses with higher added value and a trend for growth and future vision. This movement is already beginning to show positive results in the Company's operational and financial indicators, and will be accelerated from 2020 onwards, reaching consolidation in 2021.

According to the provisions of clause 11.8 of the Court Supervised Reorganization Plan, only creditors who held credits and voting rights as creditors at the General Meeting of Creditors held on December 19 and 20, 2017 and who still had an interest in the Company and/or another Oi Company until the end of the trading session on February 27, 2020, through credits against any of the Oi Companies, including the holders of PIK Toggle 10,000%/12,000% Senior Notes maturing in 2025, issued by Oi and in circulation, or through the ownership of shares issued by the Company, including Oi shares represented by American Depositary Shares, would have the right to vote at a new General Creditors' Meeting - AGC.

The Relevant Fact can be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?tipo=43700d=0dioma=0onta=28dsecao=0es=0no=2020

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

Relevant Facts and Announcements to the Market in the month of **MARCH/20**

March 4th - Appointment of a Director

Oi S.A. - In Court-Supervised Reorganization ("Oi" or "Company") informed its shareholders and the market in general that the Company's Board of Directors appointed, on that date, Mrs. Claudia Quintella Woods to occupy a vacant position in the Board of Directors, in order to complete the term in office established in item 6.1 of the minutes of the General Shareholders' Meeting held on September 17, 2018, pursuant to article 150 of Law 6.404/76, Clause 9.6 of the Court-Supervised Reorganization Plan and article 30, sole paragraph, of the Company's Bylaws.

With experience in strategic planning, marketing and sales and proven expertise in digital and multinational start-ups, Ms. Claudia Woods holds a Bachelor of Arts degree from Bowdoin College, with a dual specialization in Environmental Sciences and Spanish and a secondary focus in Economics. She holds a Master's degree in Business Administration from the COPPEAD Institute of the Federal University of Rio de Janeiro (UFRJ) and a specialization course on Building Ventures in Latin America from Harvard Business School. She has been General Manager of Uber Brasil since February 2019, having also acted as Retail Director of the Original Bank and as Executive Superintendent of Digital Channels (Corporate and Retail) of said bank. Prior to that, she held the positions of CEO of Webmotors.com, Director of Marketing and Digital Products at Walmart.com, CEO of Netmovies, Director of Marketing and Intelligence for Latin America at Clickon, General Director of Predicta, Senior Product Manager at L'Oréal Brazil, Relationship Marketing Manager at Ibest Company and Senior Consultant at Kaiser Associates.

The appointment of Ms. Claudia Woods reinforces the complementary, multisectoral profile of Oi's Board of Directors, which is now composed of 10 independent members, with broad experience in national and international markets

The noticecan be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?tipo=43700d=0dioma=0onta=28dsecao=0es=0no=2020

March 6th- Court Decision

Oi S.A. - Under Court-Supervised Reorganization ("Oi" or "Company"), in compliance with article 157, paragraph 4, of Law 6.404/76 and the provisions of CVM Instruction 358/02, and in addition to the Material Facts dated December 6, 2019 and February 28, 2020, informed its shareholders and the market in general that the Judge of the 7th Business Court of Rio de Janeiro ("Court-Supervised Reorganization Court") handed down on that date a decision granting the Company's request for a new General Meeting of Creditors ("AGC") to resolve on an amendment to the approved Court-Supervised Reorganization Plan ("PRJ"), establishing that:

(i) the Company and its subsidiaries under Court-Supervised Reorganization ("Companies under Reorganization") shall present in court, within 180 days from the publication of the decision, the proposal for amendment to the PRJ and

(ii) the Trustee shall organize the new AGC, which shall take place within 60 days from the presentation of the proposal of amendment to the Court Supervised Reorganization Plan - PRJ.

Oi reiterates its commitment to compliance with the Court Supervised Reorganization Plan - PRJ, and emphasizes that the proposed amendment will have the purpose of giving greater flexibility to the Court Supervised Reorganization Plan - PRJ, with the creation of a more efficient corporate and operational structure, aimed at maximizing the value of the Company for the benefit of all its stakeholders. This movement is completely aligned with the Company's Strategic Plan communicated to the market and which has already been implemented with full transparency.

The Relevant Fact can be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0ipo=43086onta=28d=259785

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

Relevant Facts and Announcements to the Market in the month of **MARCH/20**

March 10th - Expression of Third Parties in the Company's Mobile Business

Oi S.A. - Under Court-Supervised Reorganization ("Oi" or "Company"), in compliance with article 157, paragraph 4, of Law 6.404/76 and the provisions of CVM Instruction 358/02, informed its shareholders and the market in general that, in line with the implementation of its Strategic Plan for the transformation of its operations, the financial advisor of Oi, Bank of America Merrill Lynch ("BofA"), received statements from third parties interested in the Company's mobile business.

These expressions took place within a market sounding process which, as already communicated by Oi, aims at a better identification of the opportunities pertinent to its mobile assets, and will allow preliminary assessments for Oi's decision making about the value generation provided by a potential sale of the same. The receipt of these initial non-binding indications from third parties confirms the Company's premise that there is market interest in its mobile operations. To date, however, there is no commitment from Oi or any of these third parties to make effective such a disposal, nor has any binding instrument been entered into in this respect.

Although there may be a future evolution of its analysis into a potential formal negotiation process, Oi is currently analyzing all the existing alternatives that may give more efficiency to the accomplishment of its Strategic Plan, and it is not possible to infer, at this moment, that potential negotiations actually come to a successful conclusion and that a sale operation will be performed.

Oi reiterates its commitment to the execution of its Strategic Plan and focus on its transformation into the largest telecommunications infrastructure provider in the country, from the massification of fiber optics and high-speed internet, the provision of solutions for companies and the preparation for the evolution to 5G, focused on businesses with higher added value and with a trend for growth and future vision.

The Relevant Fact can be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0ipo=43090onta=28d=259798

March 23rd - Suspension of Share Grouping

Oi S.A. - Under court-supervised reorganization ("Oi" or "Company") informs its shareholders and the market in general that it received, on March 20, 2020, Official Letter 154/2020 - SLS sent by B3 S.A. - Brasil, Bolsa, Balcão [Brazil, Stock Exchange, Counter Market] ("B3" and "Official Letter", respectively), informing that the request made by the Company for the suspension of the obligation to set the price of the shares issued by it on March 9, 2020 (inclusive) has been granted until the date of the General Meeting of Creditors ("AGC"), which shall take place by November 6, 2020.

In compliance with the provisions of the Official Notice, the Company informs that:

(i) The Company was notified by Official Letter 994/2019 - SLS of November 7, 2019 to disclose the procedures and schedule that would be adopted to include the price of its shares in value equal or higher than BRL 1.00 (i) by May 7, 2020; or (ii) by the date of the first general meeting held after receipt of notification, whichever occurred first.

(ii) On March 18, 2020 the Company submitted to B3 a request for suspension of the obligation to quote its shares on March 09, 2020 (inclusive) by the date of the AGC, which shall take place by November 6, 2020.

(iii) The request for extension of term was based on avoiding any losses to shareholders and creditors of the Company, bearing in mind that in the coming months (a) sales of assets within the context of the Court-supervised Reorganization Plan; and (b) the holding of the AGC by November 6, 2020, which will allow to submit to resolution by the Creditors a more flexible corporate and efficient structure for the implementation of the strategic plan that the Company has already disclosed to the market, which should generate greater confidence from creditors and the market regarding the future of our financial and operating income.

The Relevant Fact can be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0onta=28ipo=43700

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

Relevant Facts and Announcements to the Market in the month of **MARCH/20**

March 26th - Guidance

Oi S.A. - Under court-supervised reorganization ("Oi" or "Company"), in compliance with art. 157, paragraph 4, of Act 6.404/76 and the provisions of CVM Instructions 358/02 and 480/09, informed its shareholders and the market in general that the Company has decided not to disclose projections on future performance (guidance) for 2020. The decision derives from the Company's lower degree of predictability regarding its future results at that time on account of:

(i) recent volatility in the local and international macroeconomic environment (with direct impact on the indices adopted as assumptions to support the disclosure of projections, such as the inflation rate and GDP growth);

(ii) economic and social impacts of the COVID-19 pandemic; and especially (iii) the imminent Oi General Assembly of Creditors to be called in fiscal year 2020, which may resolve on strategic issues for the Company with potential substantial impact on its future business.

The Relevant Fact can be accessed at:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0onta=28ipo=43700

FINANCIAL DATA

4.1 Managerial Cash Flow Statement

4.2 Balance Sheet of the Companies under Reorganization

4.3 Income Statement of the Companies under Reorganization

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement
FEBRUARY 1st to 29th, 2020

- **Generation of the Companies under Reorganization's Net Operating Cash was negative** in BRL 1,023 million in February/20
  - The result was impacted by the annual payment of BRL 457 million from the caption Mediation/ **Partner Suppliers**

- **Investments** reached the level of BRL 748 million in February/20

- **Receipts** decreased by BRL 521 million in February/20, totaling BRL 1,782 million

- The item **Payments** presented an increase of BRL 26 million in February/20, reaching the level of BRL 2,057 million

- In February/20 there was a net cash inflow of BRL 3,070 million in the caption **Financial Operations**

- The **Final Balance of the Financial Cash of Companies under Reorganization** increased BRL 2,168 million in February/20, totaling BRL 5,929 million

Statement

FEBRUARY 01 to 29, 2020

Generation of the Companies under Reorganization' Net Operating Cash was negative by BRL 1,023 million in Feb/20

- The Generation of the Companies under Reorganization' Net Operating Cash in February/20 was negative by BRL 1,023 million, impacted by the annual payment of Mediation/Partner Suppliers in the amount of BRL 457 million, after a negative result of BRL 413 million recorded in the previous month (Figure 5). In comparison with January/20, Receipts registered a reduction of BRL 521 million, reaching the threshold of BRL 1,782 million, while cash outflows with Payments and Investments increased by BRL 89 million, totaling BRL 2,805 million jointly (Figure 6).
- The other transactions of the Companies under Reorganization, which include *Financial and Non-Core transactions, contributed* together a net cash inflow of BRL 3,191 million in February/20.
- Thus, the variation in the Final Balance of the Companies under Reorganization's Financial Cash was positive in BRL 2,168 million in February/20, resulting in an amount of BRL 5,929 million (Figure 7), corresponding to an increase of 58% in relation to the previous month.
- Detailed considerations of the variations will be reviewed in the next few pages.

Source: Financial statements and management information

Figure 5 - Net Operating Cash Generation - Monthly Balance


in BRL million
(1.023)

Figure 6 - Monthly evolution. Receipts x Payments/Investments


PAYMENTS + INVESTMENTS
2.805
RECEIVABLES
1.782
in BRL million

Figure 7 - Financial Cash - Companies under Reorganization - monthly - Final balance


in BRL million
5.929

Cash outflow related to Mediation/Suppliers Partners contributed to the negative balance of Net Operating Cash Generation

Figure 8 - Managerial Cash flow Statement

	Jan/20	Feb/20	△
Clients	1.494	1.353	-9%
Network Use Services	6	14	133%
Dealers	488	368	-25%
Other	315	47	-85%
Receipts (1)	**2.303**	**1.782**	**-23%**

	Jan/20	Feb/20	△
Maintenance of the Plant	(357)	(287)	-20%
Rents	(424)	(336)	-21%
Data Processing/Graphics	(185)	(66)	-64%
Call Center Service/Collection	(112)	(134)	20%
Dealers	(103)	(128)	24%
Consultancy / Audits / Fees	(76)	(95)	25%
Other Services/Payments	(383)	(65)	-83%
Materials/Services (2)	**(1.640)**	**(1.111)**	**-32%**

	Jan/20	Feb/20	△
Network Use Services	(6)	(14)	7%
Judicial Deposits	200	41	50%
Contingencies	(6)	(4)	20%
Other Payments (2)	**188**	**23**	**-7**

	Jan/20	Feb/20	△
Telemar	(195)	(195)	0%
Oi S.A.	(66)	(88)	33%
Oi Móvel	(424)	(465)	10%
Investments (3)	**(685)**	**(748)**	**9%**


1.782
(147)
(1.111)
(365)
(457)
23
(748)
(1.023)
in BRL million
Receipts
Personnel
Materials/Services
Taxes
Mediation / Partner Supplier
Other payments pagamentos
Investments
Operating Generation Oper. Net

Source: Financial statements and management information

Statement

FEBRUARY 01 to 29, 2020

Table 1 - Managerial Cash Flow Statement - Feb/20

BRL million	(A) 01/31/2020 Jan/20	(B) - (A) *Variation*	(B) 02/29/2020 Feb/20
INITIAL BALANCE - Financial Cash	**1.910**	**1.851**	**3.761**
Clients	1.494	*(141)*	1.353
Network Use Services	6	*8*	14
Dealers	488	*(120)*	368
Other	315	*(268)*	47
Receipts (1)	**2.303**	**(521)**	**1.782**
Personnel	(177)	*30*	(147)
Suppliers of Materials/Services	(1.646)	*521*	(1.125)
Taxes	(402)	*37*	(365)
Judicial Deposits	200	*(159)*	41
Contingencies	(6)	*2*	(4)
Mediation	-	*(457)*	(457)
Payments (2)	**(2.031)**	**(26)**	**2.057)**
Telemar	(195)	-	(195)
Oi S.A.	(66)	*(22)*	(88)
Oi Móvel	(424)	*(41)*	(465)
Investments (3)	**(685)**	**(63)**	**(748)**
Net Operating Generation (1+2+3)	**(413)**	**(610)**	**(1.023)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Non-Core	-	*121*	121
Intra - Group Operations	-	-	
Financial Operations	2.264	*806*	3.070
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**3.761**	**2.168**	**5.929**

Figure 9 - Receipts - Participation structure


Network Use Services BRL 14 million 1%
Other BRL 47 million 3%
Dealers BRL 368 million 21%
Clients BRL 1.353 million 75%
RECEIPTS TOTAL BRL782 million

	Feb/20 BRL million	Feb/20 Participation	Jan/20 Participation
Receipts	**1.782**	**100%**	**100%**
Clients	1.353	75%	65%
Dealers	368	21%	21%
Other	47	3%	14%
Network Use Service	14	1%	0%

RECEIPTS

Receipts retreated in February/20

In February/20 there was a reduction of BRL 521 million in the Receipts account when compared to the previous month (-22.6%), reaching BRL 1,782 million.

The caption *Clients* registered a decrease of BRL 141 million in February/20, totaling BRL 1,353 million, compared to BRL1,494 million in January/20. *The caption Other Receipts* decreased by BRL 268 million in February/20, totaling BRL 47 million in the month.

- Management reported that the decrease in the caption Clients *in* February/20 was a reflection of the lower number of business days in the month (19 d.u. in February/20 against 23 d.u. in January/20).
- Regarding Other Receipts, Management stated that the reduction in February/20 of the item was motivated by the decrease of Intercompany Receipts of interconnection between companies under court-supervised reorganization, the effect is cancelled under Other services/payments.

In the same direction, the Dealers line showed a reduction of BRL 120 million in February/20, totaling a cash inflow of BRL 368 million.

- Management reported that the smallest cash inflow in the month was also motivated by the smaller number of business days in February/20 (19 d.u. in February/20 versus 23 d.u. in January/20).

On the other hand, the caption Network Use Services increased by BRL 8 million in the month, totaling a cash inflow of BRL 14 million in February/20.

Statement

FEBRUARY 01 to 29, 2020

Table 1 - Managerial cash flow Statement - Feb/20

BRL million	(A) 31/01/2020 Jan/20	(B) - (A) *Variation*	(B) 29/02/2020 Feb/20
INITIAL BALANCE - Financial Cash	**1.910**	**1.851**	**3.761**
Clients	1.494	*(141)*	1.353
Network Use Services	6	*8*	14
Dealers	488	*(120)*	368
Other	315	*(268)*	47
Receipts (1)	**2.303**	**(521)**	**1.782**
Personnel	(177)	*30*	(147)
Suppliers of Materials/Services	(1.646)	*521*	(1.125)
Taxes	(402)	*37*	(365)
Judicial Deposits	200	*(159)*	41
Contingencies	(6)	*2*	(4)
Mediation	-	*(457)*	(457)
Payments (2)	**(2.031)**	**(26)**	**2.057)**
Telemar	(195)	-	(195)
Oi S.A.	(66)	*(22)*	(88)
Oi Móvel	(424)	*(41)*	(465)
Investments (3)	**(685)**	**(63)**	**(748)**
Net Operating Generation (1+2+3)	**(413)**	**(610)**	**(1.023)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Non-Core	-	*121*	121
Intra - Group Transactions	-	-	
Financial Transactions	2.264	*806*	3.070
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**3.761**	**2.168**	**5.929**

Figure 10 - Payments - Participation structure


Personnel
BRL 147 million
7%
Other
BRL (37) million
-2%
RECEIPTS
TOTAL
BRL 2,057 million
Taxes
BRL 365
million
18%
Suppliers
BRL 1,125 million
55%
Mediation/Partner Suppliers
Parceiros
BRL 457
million
22%

	Feb/20 BRL million	Feb/20 Participation	Jan/20 Participation
Payments	2.057	100%	100%
Suppliers of Materials/Services	1.125	55%	81%
Mediation/Partner Suppliers Parceiros	457	22%	0%
Taxes	365	18%	20%
Personnel	147	7%	9%
Other	(37)	-2%	-10%

PAYMENTS

Increase of Payments in February/20

Payments totaled BRL 2,057 million in February/20, an increase of BRL 26 million in relation to the previous month, when the item recorded cash outflow of BRL 2,031 million.

The Mediation/ Partner Suppliers item recorded a cash outflow of BRL 457 million in February/20, compared to zero in the previous month. In the same direction, *Judicial* Deposits *had a* lower cash inflow in February/20, from R$ 200 million in January/20 to BRL41 million in February/20.

- Management informed that the largest cash outflow from the Mediation/Partner Suppliers item was due to the annual payment of the 2nd installment to Partner Suppliers, as described and approved in the Court-supervised Reorganization Plan (PRJ).

- In relation to the *Judicial* Deposits, Management informed that the smallest cash inflow observed refers, for the most part, to the retreat of the redemptions and unblocking of judicial deposits in favor of Oi.

On the other hand, the item *Suppliers of Materials/Services closed* February/20 with a reduction of BRL 521 million, totaling BRL 1,125 million. In the same direction, the Taxes item *registered* a decrease of BRL 37 million in the month, reaching the threshold of BRL 365 million.

- Management reported that the drop in *Materials/Services* Suppliers *in February/20* was impacted by the lower amount of Intercompany interconnection payments between companies under court-supervised reorganization, the effect is cancelled with the item "Other receipts". Additionally, Management added that there was a setback in the payment of the Intercompany commission for PaggoLojas, for sales of landline and mobile telecommunications services, as well as payments to plant maintenance companies.

- According to management, the reduction of the Taxes item in *February/20* refers to a greater offsetting of tax credits.

Finally, the *Personal* item decreased BRL 30 million in the month, totaling BRL 147 million, while the Contingencies item *recorded* a cash *outflow* of BRL 4 million in February/20, reduction of BRL 2 million in relation to the previous month.

- In relation to Personnel, Management pointed out that *the* reduction in February/20 is explained by the odd payment in January/20, referring to the acceleration of PPR 2019, approved in collective bargaining 2019/2020.

Statement

FEBRUARY 01 to 29, 2020

Table 1 - Managerial cash flow Statement - Feb/20

BRL million	(A) 01/31/2020 Jan/20	(B) - (A) Variation	(B) 02/29/2020 Feb/20
INITIAL BALANCE - Financial Cash	**1.910**	**1.851**	**3.761**
Clients	1.494	*(141)*	1.353
Network Use Services	6	*8*	14
Dealers	488	*(120)*	368
Other	315	*(268)*	47
Receipts (1)	**2.303**	**(521)**	**1.782**
Personnel	(177)	*30*	(147)
Suppliers of Materials/Services	(1.646)	*521*	(1.125)
Taxes	(402)	*37*	(365)
Judicial Deposits	200	*(159)*	41
Contingencies	(6)	2	(4)
Mediation	-	*(457)*	(457)
Payments (2)	**(2.031)**	**(26)**	**2.057)**
Telemar	(195)	-	(195)
Oi S.A.	(66)	*(22)*	(88)
Oi Móvel	(424)	*(41)*	(465)
Investments (3)	**(685)**	**(63)**	**(748)**
Net Operating Generation (1+2+3)	**(413)**	**(610)**	**(1.023)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Non-Core	-	*121*	121
Intra - Group Transactions	-	-	
Financial Transactions	2.264	*806*	3.070
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**3.761**	**2.168**	**5.929**

Figure 11 - Investments - Participation structure


INVESTMENTS TOTAL BRL 748 m
OI S.A. BRL 88 m 12%
Telemar BRL 195 m 26%
OI Móvel BRL 465 m 62%

	Feb/20 BRL million	Feb/20 Participation	Jan/20 Participation
Investments	748	100%	100%
Oi Móvel	465	62%	62%
Telemar	195	26%	28%
Oi S.A.	88	12%	10%

INVESTMENTS

The Companies under Reorganization recorded Payments of *Investments* of BRL 748 million in February/20, an increase of 9.2% in relation to the previous month, when there was a cash outflow with Investments of BRL 685 *million.*

Investments related to Oi Móvel S.A. increased by BRL 41 million, totaling BRL 465 million in February/20. Investments in Telemar S.A. kept the same level of the previous month, totaling BRL 195 million in February/20, while Investments in Oi S.A. increased from BRL 66 million in January/20 to BRL88 million in February/20.

- Management emphasized that the results for the month are within the strategic plan to accelerate the Company's investments, mainly in fiber optics and to expand the mobile network.

NET OPERATING INCOME

The level of *Receipts* in February/20, of BRL 1,782 million, was lower than the total sum of Cash Outflows from *Payments (BRL 2,057* million) and *Investments (BRL 748* million) in the month, which contributed directly to the negative balance of BRL 1,023 million in the Net Operating Generation of Companies under Reorganization in the month.

FINAL BALANCE - FINANCIAL CASH

Financial Transactions recorded positive income of BRL 3,070 million in February/20, an increase of BRL 806 million in relation to the previous month. The *Non-Core* item had a cash inflow of BRL 121 million in February/20.

- Management informed that the net cash inflow recorded in the *Financial* Transactions *in February/20* refers to the transfer to Oi S.A. of part of the amount received abroad for the sale of the interest in Unitel, added to the final receipt of simple debentures, not convertible into shares, in the total amount of BRL 2.5 billion, issued in December/19, less the payment of interest on the bonds as described and approved in the Court-supervised Reorganization Plan.

- In relation to Non-Core, Management informed that the cash inflow recorded in February/20 refers to the receipt of the sale of the property located at Rua General Polidoro, 99 - Botafogo - Rio de Janeiro.

Thus, adding the net cash inflow of BRL 3,070 million from *Financial Transactions and BRL 121* million from the Non-Core account, to the *negative* balance of BRL 1,023 million from Generation of Net Operating Cash, the Final Balance of the Companies under Reorganization Financial Cash was increased by BRL 2,168 million in relation to the previous month (up 58%), totaling BRL 5,929 million.

- Management emphasized that the recovery of the Financial Cash Balance in February/20 shows that the cash reinforcement measures announced by Oi are being carried out. These financial reinforcements will allow the maintenance of the level of investments intended in the Strategic Plan for Fiber Optic Acceleration (FTTH) and 4G and 4.5G Mobile Broadband.

Statement

FEBRUARY 01 to 29, 2020

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED OF COMPANIES UNDER REORGANIZATION	SEP/18	OCT/18	NOV/18	DEC/18	JAN/19	FEB/19	MAR/19	APR/19	MAY/19	JUN/19	JUL/19	AUG/19	SEP/19	OCT/19	NOV/19	DEC/19	JAN/20	FEB/20
Opening Balance – Financial Cash	**4.721**	**4.815**	**4.379**	**4.362**	**4.469**	**7.515**	**5.943**	**6.010**	**4.614**	**4.306**	**4.145**	**3.621**	**3.083**	**3.060**	**2.612**	**2.239**	**1.910**	**3.761**
Receipts	**2.694**	**2.898**	**2.815**	**2.645**	**2.463**	**2.400**	**2.248**	**2.090**	**2.815**	**2.110**	**2.369**	**1.991**	**2.033**	**2.119**	**2.013**	**2.412**	**2.303**	**1.782**
Clients	1 .681	1.756	1.807	1.697	1.628	1.541	1.572	1.570	1.660	1.496	1.616	1.511	1.495	1.563	1.473	1.652	1.494	1.353
Network Use Services	205	204	192	192	177	191	151	6	252	5	43	9	9	8	5	19	6	14
Dealers	420	466	478	412	498	400	411	427	446	395	453	433	421	443	421	443	488	368
Other	388	472	338	344	160	268	114	87	457	214	257	38	108	105	114	298	315	47
Payments	**(2.276)**	**(2.751)**	**(2.432)**	**(2.285)**	**(2.733)**	**(2.805)**	**(1.821)**	**(2.964)**	**(2.560)**	**(1.743)**	**(2.207)**	**(1.577)**	**(1.471)**	**(1.694)**	**(1.792)**	**(2.082)**	**(2.031)**	**(2.057)**
Personnel	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)	(180)	(152)	(151)	(138)	(136)	(125)	(134)	(235)	(177)	(147)
Suppliers of Materials and Services	(1 .640)	(2.048)	(1.775)	(1 .508)	(1 .829)	(1 .670)	(1 .239)	(1 .496)	(1.905)	(1.112)	(1 .640)	(1.1 78)	(960)	(1 .273)	(1274)	(1 .553)	(1 .646)	(1.125)
Materials/Services	(1 .433)	(1.842)	(1.581)	(1 .315)	(1 .649)	(1 .478)	(1 .087)	(1 .490)	(1.654)	(1 .105)	(1 .594)	(1.169)	(951)	(1 .264)	(1 .268)	(1 .536)	(1 .640)	(1.111)
Plant Maintenance	(299)	(332)	(347)	(425)	(406)	(344)	(305)	(324)	(322)	(331)	(336)	(348)	(329)	(339)	(371)	(393)	(357)	(287)
Rents	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)	(432)	(255)	(424)	(292)	(194)	(368)	(311)	(254)	(424)	(336)
Data Processing/Graphics	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)	(94)	(99)	(126)	(94)	(10)	(28)	(156)	(185)	(185)	(66)
Call Center Service/Collection	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)	(138)	(121)	(116)	(128)	(124)	(103)	(125)	(143)	(112)	(134)
Dealers	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)	(109)	(99)	(103)	(98)	(102)	(101)	(103)	(99)	(103)	(128)
Consulting / Audits / Fees	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(76)	(42)	(24)	(71)	(41)	(25)	(39)	(32)	(31)	(76)	(95)
Other Services/Payments	(444)	(694)	(430)	(171)	(340)	(254)	(149)	(309)	(517)	(176)	(418)	(168)	(167)	(286)	(170)	(431)	(383)	(65)
Network Use Services	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)	(251)	(7)	(46)	(9)	(9)	(9)	(6)	(17)	(6)	(14)
Taxes	(516)	(551)	(543)	(576)	(683)	(566)	(524)	(1.221)	(500)	(501)	(478)	(407)	(400)	(384)	(404)	(368)	(402)	(365)
Judicial Deposits	40	41	55	75	34	51	91	78	41	32	71	153	29	88	33	86	200	41
Contingencies	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)	(16)	(10)	(9)	(7)	(4)		(13)	(12)	(6)	(4)
Mediation / Partner Suppliers	(16)	(54)	(35)	(20)	(50)	(442)	-	-	-	-	-	-	-	-	-	-	-	(457)
Investments	**(339)**	**(582)**	**(421)**	**(344)**	**(603)**	**(482)**	**(384)**	**(540)**	**(672)**	**(544)**	**(702)**	**(656)**	**(592)**	**(881)**	**(596)**	**(661)**	**(685)**	**(748)**
Telemar	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)	(279)	(206)	(245)	(232)	(215)	(245)	(212)	(185)	(195)	(195)
Oi S.A.	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(99)	(54)	(83)	(61)	(62)	(88)	(54)	(62)	(66)	(88)
Oi Móvel	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)	(294)	(284)	(374)	(363)	(315)	(548)	(330)	(414)	(424)	(465)
Operating Generation	**79**	**(435)**	**(38)**	**16**	**(873)**	**(887)**	**43**	**(1.414)**	**(417)**	**(177)**	**(540)**	**(242)**	**(30)**	**(456)**	**(375)**	**(331)**	**(413)**	**(1.023)**
Capital Increase					4.007													
Pharol Agreement					(106)													
Non-Core																		121
Intra – Group Transactions				14					100									
Financial Transactions	15	(1)	21	23	18	(685)	24	17	9	16	16	(296)	7	8	2	2	2.264	3.070
Dividends and JCP				54														
Closing Balance – Financial Cash	**4.815**	**4.379**	**4.362**	**4.469**	**7.515**	**5.943**	**6.010**	**4.614**	**4.306**	**4.145**	**3.621**	**3.083**	**3.060**	**2.612**	**2.239**	**1.910**	**3.761**	**5.929**

BALANCE SHEET OF COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement
4th **QUARTER** 2019

- **Book Cash of Companies under Reorganization** registered a reduction of BRL 1,162 million in the quarter, reaching BRL 1,869 million

- **Property, Plant and Equipment** of the Non-Current Assets of the Companies under Reorganization reached BRL 38,317 million in the 4th quarter of 2019.

- Short-term **taxes to recover** decreased by BRL 303.1 million in the quarter, totaling BRL 1,502 million

- **The Consolidated Loss of the Companies under Reorganization** was BRL 2,263 million in the 4th quarter of 2019

Statement

4th QUARTER 2019

Table 3 - Balance Sheet, Assets

in BRL thousand

		(A) 09/30/2019 3rd Quarter 19	(B) - (A) Variation	(B) 12/31/2019 4th Quarter 19
Ⓐ Ⓑ	Cash and Cash Equivalents	2.817.621	(1.166.348)	1.651.273
	Financial Investments	176.598	6.262	183.650
	Derivative financial instruments			
	Accounts Receivable	7.220.649	108.080	7.328.729
	Stocks	130.911	23.896	154.807
	Credits with Related Parties	80.636	(2.053)	78.583
	Loans Receivable	379.080	3.336	382.415
	Taxes to Recover	1.805.539	(303.088)	1.502.451
	Deposits and Judicial Freezing of Assets	1.516.237	(10.736)	1.505.502
	Dividends and Interest on Shareholders' Equity	14.512	11.720	26.232
	Assets Held for Sale	80.552	3.351	83.903
	Other Assets	1.803.719	(244.174)	1.559.545
	Current Assets	**16.028.054**	**(1.570.764)**	**14.457.290**
Ⓒ	Credits with Related Parties	333	3	336
	Financial Investments	84.707	(806)	83.942
	Deferred Taxes to Recover	81.474	31.909	113.383
	Other Taxes	3.061.895	(67.037)	2.994.858
	Deposits and Judicial Freezing of Assets	6.782.695	(317.663)	6.465.032
	Other Assets	1.043.167	31.454	1.074.621
	Investments	3.976.071	(258.427)	3.717.644
	Property, Plant and Equipment	37.918.944	398.068	38.317.012
	Intangible	2.898.910	1.059.165	3.958.075
	Non-Current Assets	**55.798.256**	**876.649**	**56.674.905**
	Total Assets	**71.826.310**	**(694.115)**	**71.132.195**

Book Cash = BRL 1,869 m

Ⓐ + Ⓑ + Ⓒ

1. Drop of BRL 1,162 million in the quarter

Current Assets *(page 1 of 2)*

Book Cash of Companies under Reorganization experienced a reduction of BRL 1,162 million in the 4th Quarter of 2019

Total Assets of the Companies under Reorganization decreased by BRL 694.1 million in the 4th quarter of 2019 in comparison to the previous quarter, due to the decrease of BRL 1,571 million in Current Assets and the increase of BRL 876.6 million in Non-Current Assets. The reduction of BRL 1,571 million in the ***Current Assets***was influenced by:

- 1. Companies under Reorganization Book Cash (resulting from the sum of *Cash and Cash Equivalents, Current Investments and Non-current Investments*) shrank by BRL 1,162 million in the fourth quarter of 2019 (down 38%), totaling BRL 1,869 million. According to Management, the fall observed in Cash and Cash Equivalent is due to the maintenance of the high Capex, in line with the Company's Strategic Plan to accelerate investments in Optical Fiber (FTTH) and 4G and 4.5G Mobile Broadband.

Statement
4th QUARTER 2019

Table 3 - Balance Sheet, Assets
In BRL thousand

	(A) 09/30/2019 3rd Quarter 19	(B) - (A) Variation	(B) 12/31/2019 4th Quarter 19
Cash and Cash Equivalents	2.817.621	(1.166.348)	1.651.273
Financial Investments	178.598	6.262	183.850
Derivative financial instruments			
Accounts Receivable	7.220.649	108.080	7.328.729
Stocks	130.911	23.896	154.807
Credits with Related Parties	80.636	(2.053)	78.583
Loans Receivable	379.080	3.335	382.415
Taxes to Recover	1.805.539	(303.088)	1.502.451
Deposits and Judicial Freezing of Assets	1.516.237	(10.735)	1.505.502
Dividends and Interest on Shareholders' Equity	14.512	11.720	26.232
Assets Held for Sale	80.552	3.351	83.903
Other Assets	1.803.719	(244.174)	1.559.545
Current Assets	**16.028.054**	**(1.570.764)**	**14.457.290**
Credits with Related Parties	333	5	338
Financial Investments	34.767	(825)	33.942
Deferred Taxes to Recover	81.474	31.909	113.383
Other Taxes	3.061.895	(67.037)	2.994.858
Deposits and Judicial Freezing of Assets	6.782.695	(317.663)	6.465.032
Other Assets	1.043.167	31.454	1.074.621
Investments	3.976.071	(258.427)	3.717.644
Property, Plant and Equipment	37.918.944	398.068	38.317.012
Intangible Assets	2.898.910	1.059.165	3.958.075
Noncurrent Assets	**55.798.256**	**876.649**	**56.674.905**
Total Assets	**71.826.310**	**(694.115)**	**71.132.195**

2. Accounts Receivable decreased by BRL 303 million

Current Assets *(page 2 of 2)*

Short-term taxes to recover decreased by BRL 303 million in the 4th Quarter of 2019

Total Assets of the Companies under Reorganization decreased by BRL 694.1 million in the 4th quarter of 2019 in comparison with the previous quarter, due to the decrease of BRL 1,571 million in Current Assets and the increase of BRL 876.6 million in Non-Current Assets. The reduction of BRL 1,571 million in the *Current Assets* was influenced by:

- 2. *Taxes to Recover* from the Companies under Reorganization registered a decrease of BRL 303.1 million, totaling BRL 1,502 million. Management reported that the decline occurred due to the use of PIS and COFINS on ICMS in offsetting federal taxes.

Statement
4th QUARTER 2019

Table 3 - Balance Sheet, Assets
In BRL thousand

	(A) 30/09/2019 3rd Quarter 19	(B) - (A) *Variation*	(B) 12/31/2019 4th Quarter 19
Cash and Cash Equivalents	2.817.621	*(1.166.348)*	1.651.273
Financial Investments	178.598	*5.252*	183.850
Derivative financial instruments			
Accounts Receivable	7.220.649	*108.080*	7.328.729
Stocks	130.911	*23.896*	154.807
Credits with Related Parties	80.636	*(2.053)*	78.583
Loans Receivable	379.080	*3.336*	382.415
Taxes to Recover	1.805.539	*(303.088)*	1.502.451
Deposits and Judicial Freezing of Assets	1.516.237	*(10.735)*	1.505.502
Dividends and Interest on Shareholders' Equity	14.512	*11.720*	26.232
Assets Held for Sale	80.552	*3.351*	83.903
Other Assets	1.803.719	*(244.174)*	1.559.545
Current Assets	**16.028.054**	*(1.570.764)*	**14.457.290**
Credits with Related Parties	333	*5*	338
Financial Investments	34.767	*(825)*	33.942
Deferred Taxes to Recover	81.474	*31.909*	113.383
Other Taxes	3.061.895	*(67.037)*	2.994.858
Deposits and Judicial Freezing of Assets	6.782.695	*(317.663)*	6.465.032
Other Assets	1.043.167	*31.454*	1.074.621
Investments	3.976.071	*(258.427)*	3.717.644
Property, Plant and Equipment	37.918.944	*398.068*	38.317.012
Intangible Assets	2.898.910	*1.059.165*	3.958.075
Noncurrent Assets	**55.798.256**	*876.649*	**56.674.905**
Total Assets	**71.826.310**	*(694.115)*	**71.132.195**

1. Deposits and Judicial Freezing of Assets decreased by BRL 317 million

2. Property, plant and equipment increased by BRL 398 million

3. Intangible recorded an increase of BRL 1,059 million

Noncurrent Assets *(page 1 of 1)*

Property, plant and equipment increased by BRL 398 million in the 4th quarter of 2019

Total Assets of the Companies under Reorganization decreased by BRL 694.1 million in the 4th quarter of 2019 in comparison with the previous quarter, due to the decrease of BRL 1,571 million in Current Assets and the increase of BRL 876.6 million in Noncurrent Assets. The increase of BRL 876.6 million of the ***Noncurrent Assets***was influenced by:

- 1. *Deposits and judicial freezing of assets* decreased by BRL 317.7 million in the quarter, totaling BRL 6,465 million. According to Management, the reduction observed refers to the redemption and unfreezing of a judicial deposit in favor of the Company, in the PEX and Civil sphere.
- 2. *Property*, plant and equipment increased BRL398.0 million in the fourth quarter of 2019 compared to the immediately preceding quarter, totaling BRL38,317 million. Management emphasized that the increase observed reflects the acceleration of investments foreseen in the Plan for Court-supervised Reorganization of Capex incremental, this will allow the advancement of high-speed broadband service projects, mainly by fiber optics, and the expansion of the mobile access network.
- 3. *Intangible* assets recorded an increase of BRL 1,059 million in the quarter, totaling BRL 3,958 million. According to Management, the variation in Intangible Assets occurred due to the partial reversal of the Impairment record in Plus Value in the group of Oi's Regulatory Licenses. S.A. registered in the 3rd quarter.

Statement
4th QUARTER of 2019

Table 4 - Balance Sheet, Liabilities
In BRL thousand

	(A) 09/30/2019 3rd Quarter19	(B) - (A) *Variation*	(B) 12/31/2019 4th Quarter 19
Wages, Social Charges and Benefits	417.429	*64.436*	481.865
Suppliers	6.643.772	*(38.475)*	6.605.297
Rents Payable	1.392.354	*2.643*	1.394.997
Derivative Financial Instruments	-	-	-
Loans and Financing	138.842	*187.546*	326.388
Current Taxes to Collect	810.431	*(18.480)*	791.951
Dividends and Interest on Shareholders' Equity	6.156	*(425)*	5.731
Authorizations and Concessions Payable	39.071	*19.511*	58.582
Tax Refinancing Program	86.874	*(299)*	86.575
Provisions	510.835	*28.448*	539.283
Other Obligations	1.307.776	*63.308*	1.371.084
Current Liabilities	**11.353.540**	*309.365*	**11.662.905**
Suppliers	3.402.826	*12.342*	3.415.168
Rents Payable	6.580.895	*(85.276)*	6.495.619
Loans and Financing	17.766.741	*133.919*	17.900.660
Other Taxes	941.620	*289.070*	1.230.690
Tax Refinancing Program	352.993	*(22.757)*	330.236
Provisions	3.865.721	*47.454*	3.913.175
Provisions for Pension Funds	621.423	*11.589*	633.012
Provisions for Loss on Investment	483.595	*64.726*	548.321
Other Obligations	6.539.708	*812.375*	7.352.083
Noncurrent Liabilities	40.555.522	*1.263.442*	**41.818.964**
Shareholders' Equity	19.917.245	*(2.266.919)*	**17.650.326**
Total Liabilities + Shareholders' Equity	**71.826.310**	*(694.115)*	**71.132.195**

1. **Suppliers increased by BRL 38.5 million**

2. **Other Obligations Showed increase of BRL 63 Million**

Current Liabilities *(page 1 of 1)*

Other short-term obligations were up BRL 63.3 million in the quarter

The Total Liabilities of the Companies under Reorganization showed a reduction of BRL 694.1 million in the 4th quarter of 2019 in comparison with the previous quarter, due to the increase of BRL 309,4 million in Current Liabilities, an increase of BRL 1,263 million in Non-Current Liabilities and a decrease of BRL 2,267 million in Shareholders' Equity. The increase of BRL 309.4 million of the ***Current Liabilities***was influenced by:

- 1. Short-term *suppliers'* retraction of BRL 38.5 million to BRL6,605 million. According to Management, there were no atypical variations in the item, the variation is explained by common oscillations in the quarter.
- 2. *Other Bonds, in* turn, registered an increase of BRL 63.3 million, reaching the threshold of BRL 1,371 million. According to Management, the increase observed refers to the recognition of onerous obligation of the satellite transmission contract (TV DTH) according to CPC 25/IAS 37 (Provisions, Contingent Liabilities and Contingent Assets), reduced by the deferred income of the habilitation/installation fee as defined by IRFS 15/CPC 47 (Revenue Recognition).

Statement
4th QUARTER 2019

Table 4 - Balance Sheet, Liabilities
in BRL thousand

	(A) 09/30/2019 3rd Quarter 19	(B) - (A) *Variation*	(B) 12/31/2019 4th Quarter 19
Wages, Social Charges and Benefits	417.429	*64.436*	481.865
Suppliers	6.643.772	*(38.475)*	6.605.297
Rents Payable	1.392.354	*2.643*	1.394.997
Derivative Financial Instruments	-	-	-
Loans and Financing	138.842	*187.546*	326.388
Current Taxes to Collect	810.431	*(18.480)*	791.951
Dividends and Interest on Shareholders' Equity	6.156	*(425)*	5.731
Authorizations and Concessions Payable	39.071	*19.511*	58.582
Tax Refinancing Program	86.874	*(299)*	86.575
Provisions	510.835	*28.448*	539.283
Other Obligations	1.307.776	*63.308*	1.371.084
Current Liabilities	**11.353.540**	*309.365*	**11.662.905**
Suppliers	3.402.826	*12.342*	3.415.168
Rents Payable	6.580.895	*(85.276)*	6.495.619
Loans and Financing	17.766.741	*133.919*	17.900.660
Other Taxes	941.620	*289.070*	1.230.690
Tax Refinancing Program	352.993	*(22.757)*	330.236
Provisions	3.865.721	*47.454*	3.913.175
Provisions for Pension Funds	621.423	*11.589*	633.012
Provisions for Loss on Investment	483.595	*64.726*	548.321
Other Obligations	6.539.708	*812.375*	7.352.083
Noncurrent Liabilities	40.555.522	*1.263.442*	**41.818.964**
Shareholders' Equity	19.917.245	*(2.266.919)*	**17.650.326**
Total Liabilities + Shareholders' Equity	**71.826.310**	*(694.115)*	**71.132.195**

Short-term suppliers were up BRL565.8 million in the quarter

	(A) 09/30/2019 3rd Quarter 19	(B) - (A) Variation	(B) 12/31/2019 4th Quarter 19
National Currency	11.678	*290*	11.968
Foreign Currency	127.165	*187.266*	314.420
Total Short Term (Current)	138.842	*187.546*	326.388
National Currency	8.449.769	*243.721*	8.693.490
National Currency - related parties	295	*4*	299
Foreign Currency	9.316.677	*(109.807)*	9.206.870
Total Long Term (Noncurrent)	**17.766.741**	*133.919*	**17.900.660**
Total Loans and Financing	**17.906.583**	*321.465*	**18.227.048**

- *Loans and Short Term Financing in National Currency* rose BRL 0.3 million in the 4th quarter of 2019, totaling BRL 11.9 million, corresponding to a minimum fraction of the Loans and Financing.
- *Short-term Foreign Currency Loans and Financing* increased by BRL 187.2 million in the fourth quarter of 2019, totaling BRL 314,4 million.
- The result was an increase of BRL 187.5 million in *Short Term Loans and Financing, reaching* R$ 326.4 million.
  - According to Management, the increase observed in the quarter refers to a longer period of accrual of interest at the end of the 4th quarter since the last interest payment, in August/19.

- *Long-term Loans and Financing* increased by BRL 133.9 million, totaling BRL 17,900 million. Of this total, loans in *National* Currency reached R$ 8,693 million. Loans in *National* Currency - *related parties totaled* only R$ 299,000. Finally, loans in *Foreign* Currency decreased by BRL 109.8 million, reaching R$ 9,207 million.
  - According to Management, the increase refers to accrual of interest and amortization of the adjustment to present value, partially offset by the appreciation of the Real against the Dollar in the quarter.

Statement

4th QUARTER 2019

Table 4 - Balance Sheet, Liabilities

In BRL thousand

	(A) 30/09/2019 3rd Quarter 19	(B) - (A) *Variation*	(B) 31/12/2019 4th Quarter 19
Wages, Social Charges and Benefits	417.429	*64.436*	481.865
Suppliers	6.643.772	*(38.475)*	6.605.297
Rents Payable	1.392.354	*2.643*	1.394.997
Derivative Financial Instruments	-	-	-
Loans and Financing	138.842	*187.546*	326.388
Current Taxes to Collect	810.431	*(18.480)*	791.951
Dividends and Interest on Shareholders' Equity	6.156	*(425)*	5.731
Authorizations and Concessions Payable	39.071	*19.511*	58.582
Tax Refinancing Program	86.874	*(299)*	86.575
Provisions	510.835	*28.448*	539.283
Other Obligations	1.307.776	*63.308*	1.371.084
Current Liabilities	**11.353.540**	*309.365*	**11.662.905**
Suppliers	3.402.826	*12.342*	3.415.168
Rents Payable	6.580.895	*(85.276)*	6.495.619
Loans and Financing	17.766.741	*133.919*	17.900.660
Other Taxes	941.620	*289.070*	1.230.690
Tax Refinancing Program	352.993	*(22.757)*	330.236
Provisions	3.865.721	*47.454*	3.913.175
Provisions for Pension Funds	621.423	*11.589*	633.012
Provisions for Loss on Investment	483.595	*64.726*	548.321
Other Obligations	6.539.708	*812.375*	7.352.083
Noncurrent Liabilities	40.555.522	*1.263.442*	**41.818.964**
Shareholders' Equity	19.917.245	*(2.266.919)*	**17.650.326**
Total Liabilities + Shareholders' Equity	**71.826.310**	*(694.115)*	**71.132.195**

1. Other taxes decreased by BRL 289 million in the quarter

2. Long-term provisions decreased by BRL 64,7 million

3. Other Obligations rose R$ 812 million in the quarter

Non-Current Liabilities *(pay. 1 of 1)*

Other long term taxes increased by BRL 289 million in the 4th quarter of 2019

The Total Liabilities of the Companies under Reorganization showed a reduction of BRL 694.1 million in the 4th quarter of 2019 in comparison with the previous quarter, due to the increase of BRL 309,4 million in Current Liabilities, an increase of BRL 1,263 million in Non-Current Liabilities and a decrease of BRL 2,267 million in Shareholders' Equity. The increase of BRL 1,263 million of ***Noncurrent Liabilities***was influenced by:

- 1. The caption *Other Taxes* registered an increase of BRL 289.1 million in the quarter, reaching the level of BRL 1,231 million. According to the Company, the increase observed refers to the increase in ICMS tax provisions, PIS and COFINS.
- 2. *Provisions for Investment Losses* were up R$ 64.7 million in the quarter, totaling BRL 548.3 million. The Company informed that the increase in the caption refers to the increase in the negative income of subsidiaries and affiliates of the Oi Group.
- 3. *Other Long-Term Bonds* were up by BRL 812.4 million in the quarter, totaling BRL 7,352 million. The Company informed that the increase refers to the recognition of an onerous obligation of the satellite transmission contract (DTH TV) in accordance with CPC 25/IAS 37 (Provisions, Contingent Liabilities and Contingent Assets), reduced by the deferral of the habilitation/installation fee revenue as defined by IFRS15 / CPC 47 (Revenue Recognition).

Statement
4th QUARTER 2019

Table 5 - Balance Sheet, Shareholders' Equity

In BRL thousand

	(A) 30/09/2019 3rd Quarter 19	(B) 31/12/2019 4th Quarter 19
Current Liabilities	**11.353.540**	**11.662.905**
Noncurrent Liabilities	**40.555.522**	**41.818.964**
Realized Capital Stock	32.538.937	32.538.937
Capital Reserves	12.873.890	3.873.456
Accumulated Profit/Losses	(24.465.485)	(17.727.954)
Cost of Issue of Shares	(793.746)	(801.073)
Asset Valuation Adjustments	(41.412)	(34.017)
Other Comprehensive Income	(194.940)	(199.023)
Shareholders' Equity	19.917.245	**17.650.326**
Total Liabilities + Shareholders' Equity	**71.826.310**	**71.132.195**

1. Cost of Issue of Shares Costs had a variation of BRL 7.3 million

Shareholders' Equity *(page 1 of 1)*

Cost of Issue of Shares of the Companies under Reorganization registered a variation of BRL 7.3 million in the quarter

Shareholders' equity captions with observable variations:

- 1. The *Cost of Issue of Shares presented* a variation of BRL 7.3 million, totaling BRL 801.1 million in the 4th quarter of 2019. According to the Company, the variation occurred due to expenses related to Right Offering and 20F.

INCOME STATEMENT OF COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement
4th QUARTER 2019

- **Gross operating revenue** of the Companies under Reorganization decreased by 1.7% in the quarter

- **Other Operating Expenses** of the Companies under Reorganization decreased BRL 2,510 million, to the threshold of BRL 967.2 million in the quarter

- **Result before Financial Income and Taxes** of the Companies under Reorganization was negative in the amount of BRL 610.8 million

- **Financial Income** of the Companies under Reorganization ended the 4th quarter of 2019 with a negative value of BRL 1,928 million

- **The Consolidated Loss of the Companies under Reorganization** was BRL 2,263 million in the 4th quarter of 2019

Statement
4th QUARTER 2019

Table 6 - Quarterly Income Statement	(A)	(B) - (A)	(B)
In BRL thousand	3rd Quarter 19	*Variation*	4th Quarter 19
Gross Operating Revenue	6.614.628	*(114.688)*	6.499.940
Deductions from Gross Revenue	(1.735.160)	*26.247*	(1.709.913)
Net Revenue from the Sale of Goods and/or Services	**4.879.468**	*(89.441)*	**4.790.027**
Cost of Services Provided and Goods Sold	(3.918.937)	*151.579*	(3.767.358)
Gross Profit	**960.531**	*62.138*	**1.022.669**
Sales Expenses	(1.057.298)	*82.267*	(975.031)
General and Administrative Expenses	(561.446)	*(5.502)*	(566.948)
Other Operating Revenues	1.098.357	*73.212*	1.171.569
Other Operating Expenses	(3.477.447)	*2.510.189*	(967.258)
Equity Accounting Equivalence Income	(401.713)	*105.880*	(295.833)
Operating Expenses/Revenues	**(4.399.547)**	*2.766.046*	**(1.633.501)**
Result Before Financial Income and Taxes	**(3.439.016)**	*2.828.184*	**(610.832)**
Financial Revenues	1.515.620	*(1.691.135)*	(175.515)
Financial Expenses	(3.683.213)	*1.930.326*	(1.752.888)
Financial Income	**(2.167.593)**	*239.190*	**(1.928.403)**
Current	(16.547)	*16.345*	(202)
Deferred	(123.733)	*400.267*	276.534
Tax Incentive Exploitation Profit			
Income Tax and Social Contribution on Profits	**(140.280)**	*416.612*	**276.332**
Consolidated Profit/Loss for the Period	**(5.746.889)**	*3.483.986*	**(2.262.903)**

1. 1.7% drop in Gross Revenue

2. Reduction of BRL 2,510 million

3. Financial Revenues decreased by BRL 1,691 million

4. Financial Expenses were reduced by BRL 1,930 million

5. Deferred recorded an inflow of BRL 400 million

Quarterly Income Statement *(page 1 of 2)*

The Consolidated Loss of BRL 2,263 million recorded by the Companies under Reorganization in the 4th Quarter of 2019 was influenced by:

- 1. The *Gross Operating Revenue* of the Companies under Reorganization decreased by BRL 114.7 million (1.7%) in the 4th quarter of 2019 compared to the previous quarter, totaling BRL 6,499 million. According to information provided by Management, the fall is concentrated on landline telephony service, influenced by the basic fall of landline and of broadband, partially offset by improvements in mobile telephony, based on an increase in the base of post and control.
- 2. *Other Operating Expenses* of the Companies under Reorganization had a reduction of BRL 2,510 million in the quarter, totaling BRL 967.2 million. According to information provided by Management, the change refers to the reversal of the asset impairment expense, offset by the recording of the onerous obligation of the satellite transmission contract (DTH TV).

Added to the other operating items, the Companies under Reorganization showed *Results Before Financial Income and* Negative *Taxes* in the amount of BRL 610,8 million in the 4th quarter of 2019.

Statement
4th QUARTER 2019

Table 6 - Quarterly Income Statement *In BRL thousand*	(A) 3rd Quarter 19	(B) - (A) *Variation*	(B) 4th Quarter 19
Gross Operating Revenue	6.614.628	*(114.688)*	6.499.940
Deductions from Gross Revenue	(1.735.160)	*25.247*	(1.709.913)
Net Revenue from Sale of Goods and/or Services	**4.879.468**	***(89.441)***	**4.790.027**
Cost of Services Provided and Goods Sold	(3.918.937)	*151.579*	(3.767.358)
Gross Profit	**960.531**	***62.138***	**1.022.669**
Sales Expenses	(1.057.298)	*82.267*	(975.031)
General and Administrative Expenses	(561.446)	*(5.502)*	(566.948)
Other Operating Revenues	1.098.357	*73.212*	1.171.569
Other Operating Expenses	(3.477.447)	*2.510.189*	(967.258)
Equity Accounting Income	(401.713)	*105.880*	(295.833)
Operating Expenses/Revenues	**(4.399.547)**	***2.766.046***	**(1.633.501)**
Result Before Financial Income and Taxes	**(3.439.016)**	***2.828.184***	**(610.832)**
Financial Revenues	1.515.620	*(1.691.135)*	(175.515)
Financial Expenses	(3.683.213)	*1.930.325*	(1.752.888)
Financial Income	**(2.167.593)**	***239.190***	**(1.928.403)**
Current	(16.547)	*16.345*	(202)
Deferred	(123.733)	*400.267*	276.534
Tax Incentive Operating Profit			
Income Tax and Social Contribution on Profits	**(140.280)**	***416.612***	**276.332**
Consolidated Profit/Loss for the Period	**(5.746.889)**	***3.483.986***	**(2.262.903)**

1. 1.7% drop in Gross Revenue

2. Reduction of BRL 2,510 million

3. Financial Revenues decreased by BRL 1,691 million

4. Financial Expenses were reduced by BRL 1,930 million

5. Deferred recorded an inflow of BRL 400 million

Quarterly Income Statement *(page 2 of 2)*

The Consolidated Loss of BRL 2,263 million recorded by the Companies under Reorganization in the 4th Quarter of 2019 was influenced by:

- 3. The *Financial Revenues* of the Companies under Reorganization were reduced by BRL 1,691 million, resulting in a negative amount of BRL 175.5 million in the 4th quarter of 2019. According to information provided by Management, the movement observed is explained by the reduction in monetary variation of labor and civil consumer contingencies, lower interest on judicial deposits and by the reduction in the exchange rate gain due to the devaluation of the Real against the Dollar.
- 4. *Financial Expenses* decreased by BRL 1,930 million in the fourth quarter of 2019, totaling BRL 1,753 million. According to Management, the variation observed is explained, mainly due to the appreciation of the Real against the Dollar in the quarter, when compared to the devaluation of the previous quarter.
- 5. The caption *Deferred* charges presented an increase of BRL 400 million in the 4th quarter of 2019, totaling BRL 276.5 million. According to Management, the significant increase observed refers to the reversal of the provision for deferred tax assets, held in December/19.

CREDITORS SERVICE

Pursuant to the terms of the decision provided by the Judge of the 7th Business Court (pages 425.465/425.471), which granted the request by the Companies under Reorganization to hold a new General Meeting of Creditors to discuss the proposal for a 3rd Amendment to the Court-supervised Reorganization Plan, the Trustee, in the last month, assisted in providing an online platform that will allow creditors to exercise their right to vote without the need to travel, which is already available for access (https://credor.oi.com.br).

The Trustee - AJ remains dedicated to assisting this Court in the organization of the countless letters received from other Judges requesting authorization to seize assets of the Recoveries for the payment of credits not included in the Reorganization, in a procedure that, on one hand, unites speed and security for the benefit of the Creditors, and, on the other hand, allows the Oi Group to be built up and the Court Supervised Reorganization Plan - PRJ to be complied with.

For this purpose, this Administration makes available on a monthly basis on the site of Court-Supervised Reorganization (www.recuperacaojudicaloi.com.br), which already has 1,417,475 hits, the list of official letters received from the registry office of the 7thBusiness Court - more than 25 thousand requests having already been processed - and the credits paid by the Oi Group.

In relation to the credits included in the Reorganization, the Trustee - AJ remains focused on clarifying doubts about mediation procedures, clauses and compliance with the approved Court-Supervised Reorganization Plan, and is constantly contacted by national and international creditors, either by telephone on +55 (21) 2272-9300, or by e-mail credoroi@wald.com.br.

During the month, this Administration followed the mediation procedure related to the procedural incidents, in accordance with the decision of pages 341.970/341.973. This mediation aims to stimulate a composition composition between creditors and debtors to define the value of the credits, from an online platform, which already has more than 10 thousand agreements signed.

In addition, this Administration makes available on the Court Supervised Reorganization site the list of procedural incidents already judged, which is periodically updated.

SUMMARY OF THE PROCEEDINGS

Below, the Trustee - AJ lists the motions submitted ted in the electronic case files after the last Monthly Activity Report, with the indication of the respective pages.

Pages 427.254/427.283	Monthly report on the activities carried out by the Companies under Reorganization (for the month of February 2020).	16.03.2020
Pages 428.392/428.395	The trustee's statement on the request for authorization submitted by the Companies under Reorganization for the sale of real property.	04.02.2020

In addition, in response to letters and requests addressed directly to the Trustee - AJ by the most diverse Courts in the country, the Trustee presented several motions in cases filed against the Companies under Reorganization.

SUPERVISION OF COMPLIANCE WITH THE COURT-SUPERVISED REORGANIZATION PLAN

The Court-Supervised Reorganization Plan ("PRJ") submitted by the Companies under Reorganization was approved by the Creditors present at the General Meeting of Creditors held on December 19, 2017, being homologated, with exceptions, by this Honorable Court, according to the decision of pages 254.741/254.756.

Thus, this Management remains focused on the supervision of the compliance with the obligations of the homologated Court Supervised Reorganization Plan – PRJ by the Companies under Court Supervised Reorganization, having, for this effect, held periodic meetings with the Company and analyzed all the pertinent documentation.

As a result of this inspection, the Trustee provides below the spreadsheet illustrating the obligation that decreased due and was fulfilled in February 2020:

Clause	Class	Classification	Obligation	Deadline	Note	PRJ Deadline	Status
4.3.5	III and IV	Credits from Partner Suppliers Creditors	Payment	02/26/2020	First instalment of the remaining balance	02/26/2020	✓

Additionally, in relation to the obligations that have a maturity term linked to the final unappealable decision of the records of origin was issued, this Management, on a monthly basis, receives the list of labor credits paid throughout the month, due to the end of the grace period (180 days counted from the issue of the final un appealable decision on the action of origin - clause 4.1.1 of PRJ).

Finally, with regard to mediation with illiquid credits, the Trustee - AJ informs that it continues monitoring the procedure and the functioning of the FGV Platform, available for access since July 26, 2018.

ANTUNES VITA LONGO BLATTNER

Avenida Franklin Roosevelt,
nº 115, 4º andar
CEP 20021-120
Rio de Janeiro, RJ - Brasil

Avenida Juscelino Kubitschek,
nº 510, 8º andar
CEP 04543-906
São Paulo, SP - Brasil

CONSULTORES

Rua James Joule,
nº 92, 10º andar
Brooklin Novo,
ZIP CODE 04576-080
São Paulo, SP - Brazil